Exhibit 5.4

[WOLFF & SAMSON PC LETTERHEAD]

August 10, 2006

Linens 'n Things, Inc.
6 Brighton Road
Clifton, New Jersey 07015

  Re:
  LNT, Inc., a New Jersey Corporation—Credit Agreement and Indenture

Ladies and Gentlemen:

        We are acting as special local counsel to LNT, Inc., a New Jersey corporation (the "Corporation"), a wholly-owned subsidiary of Linens 'n Things, Inc., a Delaware corporation (the "Company") for the sole purpose of delivering this opinion with respect to (i) that certain Credit Agreement dated as of February 14, 2006 by and among the Company, the Corporation and certain other parties (the "Credit Agreement") and (ii) that certain Indenture, dated as of February 14, 2006 by and among the Company, the Corporation and certain other parties (the "Indenture", and together with the Credit Agreement, the "Guaranty Documents").

        In rendering the opinions set forth below, we have examined the following documents: (a) a Secretary's Certificate of the Secretary of the Corporation certifying (i) the Certificate of Incorporation of the Corporation and the amendments thereto; (ii) the Bylaws of the Corporation; (iii) the Unanimous Written Consents of the Board of Directors of the Corporation dated February 14, 2006 and June 20, 2006; and (iv) a certificate of good standing dated August 9, 2006 issued by the Department of Treasury of the State of New Jersey; and (b) a copy of the Credit Agreement and the Indenture (collectively, the "Documents").

        In our examination of the foregoing, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies thereof and the authenticity of the originals of all such documents. As to certain matters of fact material to the opinions expressed herein, we have relied solely and exclusively upon the representations and warranties contained in the Documents, and certificates of state authorities and public officials. We have conducted no independent inquiry or investigation into or with respect to any of the factual matters contained therein and have assumed the accuracy thereof without undertaking to verify the same.

        In rendering these opinions, we have assumed, with your permission, that (i) each of the parties to the Guaranty Documents other than the Corporation (the "Other Guaranty Parties") is an entity duly formed, validly existing and in good standing under the laws of the State of its organization, (ii) each of the Other Guaranty Parties has full power and authority to execute and deliver the Guaranty Documents to which it is a party and to perform its obligations thereunder, (iii) the execution and delivery by the Other Guaranty Parties of the Guaranty Documents and the performance by the Other Guaranty Parties of their respective obligations thereunder have been duly authorized by all requisite corporate, limited liability company and/or partnership action, (iv) the Guaranty Documents have been duly executed and delivered by the parties thereto, (v) no consent, approval, authorization, declaration, registration or filing by or with any governmental agency, authority, commission, board or bureau or other person or entity is required for the execution and delivery of the Guaranty Documents by the parties thereto or in connection with the consummation by such parties of the transactions contemplated by the Guaranty Documents and (vi) the execution and delivery of the Guaranty Documents by the parties thereto, and the performance of their respective obligations thereunder, do not (a) conflict with or violate any provision of the certificate of limited partnership, certificate of formation, partnership agreement, operating agreement or other charter or organizational documents of any of the Other Guaranty Parties, (b) conflict with or violate any order, decree or judgment applicable to or binding upon any of the parties thereto, (c) violate, conflict with, result in a breach of or constitute a default under any agreement, mortgage, indenture or contract to which any of the parties thereto is a party or by which any of their properties or assets are bound or (e) result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any of the parties thereto other than as contemplated by the Guaranty Documents.

        We are authorized to practice law in the State of New Jersey, and we do not purport to be experts on, or to express any opinion hereunder concerning, any law other than the laws of the State of New Jersey. Our opinions herein are based upon existing laws which are subject to change.

        Based upon and subject to the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that as of the date hereof:

        The execution and delivery of the Guaranty Documents by the Corporation has been duly authorized under New Jersey law, and constitute the legal, valid and binding obligation of the Corporation, in accordance with the terms and conditions set forth therein.

        The foregoing opinion is based upon the following further assumptions and are subject to the following further exceptions, qualifications and limitations:

        Our opinion regarding the validity, binding effect and enforceability of the Guaranty Documents means that (i) each Guaranty Document constitutes an effective contract under New Jersey law, (ii) each of the Guaranty Documents is not invalid in its entirety because of a specific statutory prohibition or public policy and is not subject in its entirety to a contractual defense, and (iii) subject to the last sentence of this paragraph, some remedy is available if a party is in material default under the Guaranty Documents. This opinion does not mean that (i) any particular remedy is available upon a material default or (ii) every provision of the Guaranty Documents will be upheld or enforced in any or each circumstance by a court. Furthermore, the foregoing opinion regarding the enforceability of the Guaranty Documents is subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and other similar laws (and court decisions with respect thereto) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant (a) equitable remedies, including, without limitation, the remedy of specific performance or injunctive relief, or (b) a particular remedy sought by a party under any of the Guaranty Documents as opposed to another remedy provided for therein or another remedy available at law or in equity, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

        Without limiting the foregoing, we express no opinion as to (i) any limitations which may be contrary to statute or public policy limiting a person's right to waive the benefit of statutory provisions or common-law rights, (ii) any limitations on the right of a party to exercise rights or remedies in respect of defaults under the Guaranty Documents if (a) it is determined that such defaults are not material, (b) such damages bear no reasonable relation to the damages suffered by such party as a result of such delinquencies or defaults, or it can not be determined that the enforcement of such provisions is reasonably necessary for the protection of such party, or (c) such party's enforcement of such provisions would violate such party's implied covenant of good faith and fair dealing, (iv) any provision of applicable law which permits a court to refuse to enforce, or limit application of, provisions of a contract which the court finds to have been unconscionable at the time the contract was made or an unfair portion of an adhesion contract, (v) any provisions relating to indemnification to the extent prohibited by public policy, (vi) the enforceability of (a) any self-help remedies provided for in the Guaranty Documents, (b) provisions which purport to restrict access to legal or equitable remedies or waive any rights or which purport to establish evidentiary standards, or (c) provisions relating to subrogation rights, suretyship, delay or omission of enforcement of rights or remedies, agreements to agree on future matters, waivers or ratification of future acts, unreasonable prohibitions against the transfer, alienation or hypothecation of property, consent judgments or marshalling of assets and

(vii) the enforceability of any provision in the Guaranty Documents relating to the submission by any party to the jurisdiction of any particular court or courts.

        This opinion is issued as of the date hereof and we undertake no obligation to advise you of any changes in any matter set forth in this opinion. This opinion is rendered solely for the benefit of the Company and Gardere Wynne Sewell LLP in connection with the Credit Agreement and the Indenture and may not, without our prior written consent, be relied upon in any manner by any person other than the Corporation and its successors and assigns.

        Notwithstanding the foregoing, we hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement on Form S-4 filed by the Company and the other parties thereto in connection with that certain Exchange Offer as are fully described therein.

Very truly yours,
Wolff & Samson, P.C.

SEL:kac